EXHIBIT 99.1

TranSwitch Corporation Announces
Second Quarter 2008 Financial Results

Q2 Revenue is up over 18% versus Q1 Results,
Revenue Guidance for Q3 is $10.2 million, up 14% from Q2

SHELTON, CT - July 29, 2008 ─ TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted second quarter 2008 net revenues of approximately $8.9 million and a net loss of ($4.3) million, or ($0.03) per basic and diluted common share consistent with the update provided earlier this month. This compares to first quarter 2008 net revenues of approximately $7.5 million and a net loss of ($5.4) million, or ($0.04) per basic and diluted common share and second quarter 2007 net revenues of approximately $8.9 million and a net loss of ($4.4) million, or ($0.03) per basic and diluted common share.

During the second quarter of 2008, the Company reported a gross profit of $5.3 million or a gross margin of 60.1% on total revenues. The gross margin for TranSwitch’s core product business was approximately 76.4%.

First half 2008 net revenues were approximately $16.4 million and a net loss of ($9.8) million, or ($0.07) per basic and diluted common share. This compares to first half 2007 net revenues of approximately $18.2 million and a net loss of ($9.6) million, or ($0.07) per basic and diluted common share.

“Our first half 2008 revenue increased approximately 14% over the second half of 2007, and we believe revenues will continue to grow through the rest of the year. We also believe that overall 2008 will be a growth year for the company,” stated Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“Additionally, the gross margin for TranSwitch’s core product business is trending higher as our newer products represent a greater share of our revenue. The lower overall product gross margin this quarter relates to the product mix of our Israel-based business. Starting in the fourth quarter, we anticipate higher margins in our Israel-based business as the mix shifts toward higher margin intellectual property licensing and royalties. Further, growth in TranSwitch’s core product business is also expected to accelerate in that timeframe resulting in increased blended gross margin for our business,” continued Dr. Das.

“In this quarter, we saw strength in Asia for our core business including China, Korea, and India. We also saw strength in ordering from France, Scandinavia, Israel, and North America. Anticipated large infrastructure upgrade projects in the UK, Korea, China, and India are just getting started and, as the year progresses, we expect to see continued strength in these regions.

We are also encouraged by our order book position for our Israel-based business, which continued its growth trend in the second quarter.

During the quarter, we introduced our HDMI 1.3 products for the transport of high-definition video and audio, and the customer response so far has been very encouraging. We recently announced a license agreement for our industry leading 3.5 Gbps/channel IP core and are in active discussions with a variety of potential customers. In early 2006, we acquired Mysticom Ltd., which had made a considerable investment in developing high speed analog solutions for the communications industry. We were able to reposition some of this technology and now have some of the industry’s leading intellectual property for high speed multimedia applications. Our intention is to capture a significant portion of this rapidly growing market by 2010,” stated Dr. Das.

“Based on our total current order position, we are projecting our third quarter 2008 revenue to be around $10.2 million, an increase of 14.6% over our second quarter 2008 results. Our third quarter 2008 net loss is estimated to be roughly ($0.02) per basic and diluted common share,” added Dr. Das.

“We are also enthused by the fact that we have entered into a definitive agreement to acquire Centillium Communications, Inc. We believe that this combination strengthens TranSwitch’s leadership position in the next-generation communications semiconductor space and believe we will benefit from growth drivers inherent in their FTTP and VoIP businesses as well as from the significant incremental revenue stream from Centillium’s existing design wins. The combined companies will have greater scale, a significantly improved expense structure and a truly global reach. Management of TranSwitch has identified approximately $10.5 million of annual expense savings and expects the transaction to be accretive to earnings in the first full quarter after closing and significantly accretive in 2009. We anticipate the transaction to close in the fourth quarter of 2008,” stated Dr. Das.

“While it has been a challenging number of years for our industry, we are encouraged by recent trends and are very optimistic about the future. We believe that 2008 should represent the turning point for TranSwitch as the anticipated infrastructure upgrades in the UK, Korea, China, and India ramp and we close the Centillium acquisition,” concluded Dr. Das.

Additional details on TranSwitch’s second quarter results will be discussed during a conference call regarding this announcement today at 6:00 pm eastern time. To listen to the live call, investors can dial 719-325-4748 and reference confirmation code: 9519409. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through August 8, 2008. To access the replay, dial 719-457-0820 and enter confirmation code: 9519409. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the potential inability to complete the contemplated transaction with Centillium because conditions to the closing may not be satisfied; the risk that the two companies’ businesses will not be integrated successfully and without delay; the risk that the transaction may involve unexpected costs or unexpected liabilities; uncertainties concerning the effect of the transaction on relationships with customers, employees and suppliers of either or both companies; and other risks associated with TranSwitch’s and Centillium’s businesses such as the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's and Centillium’s filings with the Securities and Exchange Commission.
TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders TranSwitch expects to file a SEC Registration Statement on Form S-4, and TranSwitch and Centillium will file a proxy statement/prospectus with the SEC, in connection with the proposed merger. TRANSWITCH AND CENTILLIUM URGE INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY EITHER PARTY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain the proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by TranSwitch will be available free of charge on the investor relations portion of the TranSwitch website at www.transwitch.com. Documents filed with the SEC by Centillium will be available free of charge on the investor relations portion of the Centillium website at www.centillium.com.

Participants in the Solicitation This communication is not a solicitation of a proxy from any security holder of Centillium. However, Centillium, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Centillium in connection with the merger. The names of Centillium’s directors and executive officers and a description of their interests in Centillium (including their ownership of Centillium stock) are set forth in the proxy statement for Centillium’s 2008 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Centillium’s directors and executive officers in the merger by reading the definitive proxy statement/prospectus when it becomes available.

For more information contact:

Robert A. Bosi
Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com

TranSwitch Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues:
Product revenues	$8,640	$8,119	$15,534	$17,057
Service revenues	251	756	877	1,104
Total net revenues	8,891	8,875	16,411	18,161
Cost of revenues:
Cost of product revenues	3,422	2,757	5,874	5,661
Provision for excess and obsolete inventories	—	443	23	443
Cost of service revenues	127	330	587	591
Total cost of revenues	3,549	3,530	6,484	6,695
Gross profit	5,342	5,345	9,927	11,466
Operating expenses:
Research and development	5,829	5,324	11,378	11,443
Marketing and sales	2,003	2,770	4,130	5,572
General and administrative	1,409	1,519	2,972	2,964
Restructuring charge and asset impairments	(176)	(53)	72	647
Total operating expenses	9,065	9,560	18,552	20,626
Operating loss (Note 1)	(3,723)	(4,215)	(8,625)	(9,160)
Other income (expense):
Change in fair value of derivative liability	(231)	275	(255)	384
Other income (expense)	72	—	(142)	—
Interest income (expense):
Interest income	164	686	459	1,379
Interest expense	(489)	(1,045)	(983)	(2,040)
Interest expense, net	(325)	(359)	(524)	(661)
Total other expense, net	(484)	(84)	(921)	(277)
Loss before income taxes	(4,207)	(4,299)	(9,546)	(9,437)
Income tax expense	113	106	268	184
Net loss	$(4,320)	$(4,405)	$(9,814)	$(9,621)

Basic and diluted net loss per common share:	$(0.03)	$(0.03)	$(0.07)	$(0.07)
Basic and diluted average common shares outstanding	133,276	132,422	133,235	132,016

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$17	$29	$34	$42
Research and development	222	252	439	425
Marketing and sales	29	189	77	277
General and administrative	63	202	177	339

Total	$331	$672	$727	$1,083

TranSwitch Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$26,565	$34,098
Accounts receivable, net	8,018	6,850
Inventories	2,789	3,069
Prepaid expenses and other current assets	1,726	1,510
Total current assets	39,098	45,527

Property and equipment, net	3,919	5,116
Goodwill	10,075	10,075
Other assets	6,446	6,869
Total assets	$59,538	$67,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$9,158	$7,536
Restructuring liabilities	539	844
Obligations under deferred revenue	180	280
Derivative liability	205	—
Total current liabilities	10,082	8,660

Restructuring liabilities - long-term	19,948	20,246
5.45% Convertible Notes due 2010	25,013	25,013

Total liabilities	55,043	53,919

Total stockholders’ equity	4,495	13,668

Total liabilities and stockholders’ equity	$59,538	$67,587